Exhibit 99.1

NEWS RELEASE

Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

HERITAGE OAKS BANK PROMOTES WILLIAM RAVER TO EXECUTIVE VICE PRESIDENT

(Paso Robles, CA)- February 10, 2009 - Heritage Oaks Bancorp, (NASDAQ: HEOP), the parent company of Heritage Oaks Bank, today announced the promotion of William (Bill) Raver to the position of Executive Vice President/General Counsel.  For the past three years, Bill has served the bank in the capacity of Compliance Officer and was recently promoted to General Counsel in July of 2008.  In his newly expanded role, Bill will now oversee Legal, Compliance, Regulatory, and Corporate Governance, as well as Risk Management issues.

"Bill brings to our organization a wealth of experience with 23 years as a practicing attorney.  His expertise in the legal and regulatory arenas has allowed our organization to build an outstanding compliance infrastructure which will be extremely beneficial as we grow over the next several years," stated Larry Ward, President and CEO.

Bill earned his Law Degree from Western State University where he was Valedictorian of his class.  His legal experience includes time worked in the legal departments at American Savings & Loan Association and Home Savings & Loan.  He has also worked at a large law firm in Los Angeles and in private practice in Cambria.

Before joining Heritage Oaks, Bill served as the President of the San Luis Obispo County Bar Association and was a member of the Board of Trustees of the Coast Unified School District.  Bill currently sits on the Board of Directors of the San Luis Obispo Community Foundation and has previously served as a director of Greenspace, The Cambria Land Trust, Friends of the Elephant Seal and the San Luis Obispo Legal Alternatives Corporation.

Bill is married, with two children.  He and his family have lived in San Luis Obispo County since 1989.

Celebrating twenty six years of dedicated service, Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one additional branch in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, San Miguel, Templeton and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Expect More and learn more by visiting www.heritageoaksbank.com

Heritage Oaks Bank is the largest publicly owned and operated community bank on the Central Coast and is a member of the Federal Deposit Insurance Corporation and Equal Housing Lender.

NOTE:  Transmitted on Globe Newswire Prime Newswire on February 10, 2009 at 1:52 p.m. PST.